Exhibit 99.2


Friday January 19, 3:00 am Eastern Time

Press Release

SOURCE: SpectraSite Transco Communications SAS

SpectraSite Partners with SOFRER to Create Wireless Tower Powerhouse in France

LONDON, Jan. 19 /PRNewswire/ -- SpectraSite Transco Communications SAS, the French subsidiary of SpectraSite Transco Communications Ltd, has purchased 19% of the share capital of Paris-based telecommunications network development company SOFRER S.A.

As part of the purchase of equity, SpectraSite Transco Communications SAS will become a member of the Supervisory Board of SOFRER and will have the exclusive right to purchase the remaining share capital of SOFRER.

SOFRER is the leading network deployment company in France, with a client base that includes some of Europe's largest operators. SOFRER deployed more than 2,500 wireless sites last year, and currently has 1,700 sites in progress. SpectraSite Transco is one of Europe's leading tower owners, and is currently deploying "2G" and "3G" networks in the U.K. Together, the companies will provide French wireless operators with a complete network buildout solution.

Steve Clark, CEO of SpectraSite, said: "Our research shows that France is one of the most attractive wireless markets in Europe and SOFRER is clearly the best wireless deployment company in the market. Combining SOFRER's network development prowess in France with SpectraSite's proven tower ownership capability brings us closer to our goal of becoming the leading independent tower operator in Europe."

Christophe Corbel, President of SOFRER, said: "We are excited about our new relationship with SpectraSite. Their network deployment experience will provide us with a significant advantage as 3G is deployed in France. Aligning SOFRER with one of the world's leading tower operators will create a number of new opportunities for our company."

SpectraSite will host a conference call to discuss the above announcement as well as its U.K. operations on January 23, 2001 at 11:00 a.m. (EDT). Those wishing to listen to the call can dial 888-209-3790 or visit the company's investor relations web site at http://www.spectrasite.com. A replay will be available until midnight, January 30, 2001 by dialing 800-633-8284 and entering the reservation code 17721243. The replay will also be available on the company investor relations site.
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About SOFRER

SOFRER is a leading telecommunications site and network deployment company in France. SOFRER's skills include development of radio networks and the installation of equipment in the scope of turnkey deployment projects.
Furthermore, SOFRER supplies maintenance and other services for telecommunications sites. SOFRER has offices in France, Spain, Portugal, Belgium, Poland and the Netherlands. SOFRER's clients include many of Europe's largest operators, including Belgacom, Bouygues Telecom, Cegetel, LandTel, New Orange, and Telefonica.

About SpectraSite Transco

SpectraSite Transco is a leading provider of shared infrastructure solutions to wireless operators in Europe. In the UK, SpectraSite Transco has a footprint of 700 existing structures, with access to a land bank of 30,000 potential sites.

About SpectraSite Communications, Inc.

SpectraSite Communications, Inc. (Nasdaq: SITE - news), based in Cary, North Carolina, USA, is one of the leading providers of shared antennae sites and outsourced network services to the wireless communications and broadcast industries in the United States and Canada. SpectraSite's business includes owning and leasing antennae sites on towers, owning and leasing in-building wireless distribution systems, owning and managing rooftops, network planning and deployment, and construction of towers and related wireless facilities. Pro forma for all pending transactions SpectraSite will own or manage more than 28,000 sites. SpectraSite's customers are leading wireless communications providers and broadcasters, including Nextel, SBC, Sprint PCS, AT&T Wireless, Verizon, BellSouth, Telecorp, Teligent, Winstar, Metricom, Cox Broadcasting, Clear Channel Communications and Paxson Communications.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications,
(iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

SOURCE: SpectraSite Transco Communications SAS